Exhibit 99.1

XTRA BITCOIN INC (TCEL)

fka Therapy Cells, Inc.

917 Bobwhite Street

Fruitland, Idaho 83619

FOR IMMEDIATE RELEASE	Contact: Paul Knudson

Phone: 1-208-630-6678

Email: paul@xtrabitcoin.com

CONTRACT SIGNED WITH FINANCIAL CONSULTANT TO LEAD CAPITAL RAISE FOR EXPANSION

CORPORATE PROGRESS

[Fruitland, Idaho / ACCESSWIRE / October 2, 2019]

XTRA BITCOIN INC (OTC PINK: TCEL) $TCEL $xtrabitcoin

XTRA’s Board is pleased to introduce our newest team member, Mr. David Chua Soon Li. Based in Malaysia, David Chua has more than 25 years of experience in finance and advisory, corporate consultancy, fund raising, portfolio and fund management across various asset classes including equities, derivatives, bonds, hedge funds, FX, real estate and private equity. He has extensive market experience across Asia, US, Europe, Middle East and Emerging Markets. With strong communication, data and technical analysis skills, he has performed due diligence and participated in mergers and acquisitions, project management, public speaking and management reporting.

As CEO of IPMUDA BERHAD he brought in approx. $500m RM, $125 million USD revenues per year. David has served as VP for investments at Al Mojil Investment in Saudi Arabia, Dubai. He was Senior Manager at SBB Securities during that time, he helped oversee 32b RM, USD 7.2 billion assets. Earlier Mr. Chua served at BBMB Securities from 1991 to 2001 as an institutional sales dealer for the Employees Provident Fund (EPF), Lembaga Tabung Haji, UBS, Goldman Sachs and various investment and mutual funds.

XTRA’s CEO Paul Knudson welcomes David to the XTRA Bitcoin Team. We are very excited to David bring his experience and vast connections to guide our capital raise as we grow our company and increase revenues.

XTRA believes his connections and expertise will help us get the best financing terms that benefit the company and shareholders. Management has been working diligently to bring current all filings and has negotiated for reduced interest rate on outstanding debt and the elimination of all convertible debt note. This has removed dilution risk and strengthens the company’s financial position as it pursues expansion financing.

Our discussion may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. You should also review our most recent filings for a more particular discussion of these factors and other risks, particularly under the heading “Risk Factors”.

If you would like more information about this topic, please call Paul Knudson at 1-208-707-1008, or email pck710@gmail.com. Twitter: @xtrabitcoin TCEL$